EXHIBIT 21
AMERICAN POST TENSION, INC. AND CONSOLIDATED SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
     The following subsidiaries of American Post Tension, Inc. were included in the December 31, 2007 consolidated financial statements:

Percentage of
Voting Securities
Owned by
the Registrant
or a
Subsidiary of
Name of Company	the Registrant
Nevada
Post Tension of Nevada, Inc.	100